CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UPPERSOLUTION.COM

153 Lake Mead Parkway #2240

Henderson, NV 89015

We hereby consent to the use of our audit report dated August 14, 2013 in this Amendment Number 3 to the Registration Statement on Form S-1, with respect to the balance sheets of UPPERSOLUTION.COM as of May 31, 2013 and the related statements of operations, stockholders’ equity, and cash flows for the period April 20, 2013 (date of inception) to May 31, 2013.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC

Suffern, New York

March 12, 2014